Equity Residential

Fourth Quarter 2023

Earnings Release & Supplemental Information

FEATURED METRO NEW YORK COMMUNITIES (clockwise from top left):
170 Amsterdam – New York, NY
Ten23 – New York, NY
Madox – Jersey City, NJ
175 Kent – Brooklyn, NY

GRESB
★★★★☆ 2023

Investor Relations
Marty McKenna
(312) 474-1300
investorrelations@eqr.com

Fourth Quarter 2023 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

January 30, 2024

Equity Residential Reports Fourth Quarter 2023 Results

Provides 2024 Guidance

Chicago, IL – January 30, 2024 - Equity Residential (NYSE: EQR) today reported results for the quarter and year ended December 31, 2023.

Fourth Quarter 2023 Results

All per share results are reported as available to common shares/units on a diluted basis.

	Quarter Ended December 31,
	2023	2022	$ Change	% Change
Earnings Per Share (EPS)	$0.82	$0.42	$0.40	95.2%
Funds from Operations (FFO) per share	$1.00	$0.97	$0.03	3.1%
Normalized FFO (NFFO) per share	$1.00	$0.94	$0.06	6.4%

	Year Ended December 31,
	2023	2022	$ Change	% Change
Earnings Per Share (EPS)	$2.20	$2.05	$0.15	7.3%
Funds from Operations (FFO) per share	$3.75	$3.53	$0.22	6.2%
Normalized FFO (NFFO) per share	$3.78	$3.52	$0.26	7.4%

Recent Highlights

•
Same store revenue increased 3.9% for the fourth quarter of 2023 compared to the fourth quarter of 2022, driven by strong demand.
•
The Company has provided guidance for the full year 2024 with same store revenue growth expected to be between 2.0% and 3.0%.
•
During the fourth quarter of 2023, the Company sold three properties located in our West Coast markets (San Francisco, Seattle and Los Angeles), consisting of 499 apartment units, for an aggregate sale price of approximately $184.5 million.
•
During the fourth quarter of 2023, the Company repurchased and retired 864,386 of its common shares, at a weighted average purchase price of $56.79 per share, for an aggregate purchased amount of approximately $49.1 million. Following this repurchase activity, the Company’s Board of Trustees approved replenishing the Company’s share repurchase program authorization back to its original 13.0 million shares.

“We are pleased with our fourth quarter results as we finished the year in line with our expectations. I want to thank my colleagues across Equity Residential for their hard work and dedication to our customers and shareholders,” said Mark J. Parrell, Equity Residential’s President and CEO. “We enter 2024 well-positioned to post solid results on the operations side despite expectations of a slowing economy with continuing high employment levels in our target affluent renter demographic and a manageable apartment supply backdrop in our existing predominantly coastal footprint versus oversupplied Sunbelt markets. We are optimistic that in 2024 we will see a variety of favorable opportunities to deploy capital and have a team and a balance sheet well-prepared to do so.”

Full Year 2024 Guidance

The Company has provided guidance for its full year 2024 same store operating performance, EPS, FFO per share, Normalized FFO per share and transactions as listed below:

Same Store (includes Residential and Non-Residential):
Physical Occupancy	95.9%
Revenue change	2.0% to 3.0%
Expense change	3.5% to 4.5%
Net Operating Income (NOI) change	1.0% to 2.6%

EPS	$2.91 to $3.01
FFO per share	$3.74 to $3.84
Normalized FFO per share	$3.80 to $3.90

Transactions:
Consolidated rental acquisitions	$1.0B
Consolidated rental dispositions	$1.0B
Transaction Accretion (Dilution)	(25 basis points)

The difference between the Company's full year 2023 actual EPS of $2.20 and the full year 2024 EPS guidance midpoint of $2.96 is due primarily to higher expected property sale gains and the items described below.

The difference between the Company's full year 2023 actual FFO of $3.75 per share and the full year 2024 FFO guidance midpoint of $3.79 per share is due primarily to lower expected non-operating gains on sale offset by the items described below.

The difference between the Company's full year 2023 actual Normalized FFO of $3.78 per share and the full year 2024 Normalized FFO guidance midpoint of $3.85 per share is due primarily to:

Expected Positive/(Negative) Impact
Full Year 2024 vs. Full Year 2023
Residential same store NOI	$0.09
Lease-Up NOI	0.01
2024 and 2023 transaction activity impact on NOI, net	(0.03)
Corporate overhead (1)	(0.01)
Other items	0.01
Net	$0.07

(1)
Corporate overhead includes property management and general and administrative expenses.

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 29 through 34 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 7, 31 and 32 of this release.

Results Per Share

The change in EPS for the quarter ended December 31, 2023 compared to the same period of 2022 is due primarily to higher property sale gains in the current period, the various adjustment items listed on page 27 of this release and the items described below. The change in EPS for the year end December 31, 2023 compared to the same period of 2022 is due primarily to lower property sale gains in the current period, the various adjustment items listed on page 27 of this release and the items described below.

The per share changes in FFO for the quarter and year ended December 31, 2023 compared to the same periods of 2022 are due primarily to the various adjustment items listed on page 27 of this release and the items described below.

The per share changes in Normalized FFO are due primarily to:

	Positive/(Negative) Impact
	Fourth Quarter 2023 vs. Fourth Quarter 2022	Full Year 2023 vs. Full Year 2022
Residential same store NOI	$0.06	$0.28
Lease-Up NOI	–	0.03
2023 and 2022 transaction activity impact on NOI, net	–	(0.02)
Interest expense, net	(0.01)	0.02
Corporate overhead	–	(0.03)
Other items	0.01	(0.02)
Net	$0.06	$0.26

Same Store Results

The following table shows the total same store results for the periods presented.

	Fourth Quarter 2023 vs. Fourth Quarter 2022	Fourth Quarter 2023 vs. Third Quarter 2023	Full Year 2023 vs. Full Year 2022
Apartment Units	77,676	78,163	76,297
Physical Occupancy	95.8% vs. 95.8%	95.8% vs. 96.0%	95.9% vs. 96.3%

Revenues	3.9%	0.6%	5.6%
Expenses	1.3%	(3.6%)	4.3%
NOI	5.0%	2.5%	6.2%

On page 11 of this release, the Company has provided a breakout of Residential and Non-Residential same store results with definitions that can be found on page 33 of this release. Non-Residential operations account for approximately 3.6% of total revenues for the year ended December 31, 2023.

The following table reflects the detail of the change in Same Store Residential Revenues, which is presented on a GAAP basis showing Leasing Concessions on a straight-line basis.

	Fourth Quarter 2023 vs. Fourth Quarter 2022	Fourth Quarter 2023 vs. Third Quarter 2023	Full Year 2023 vs. Full Year 2022
	% Change	% Change	% Change
Same Store Residential Revenues- comparable period
Lease rates	3.5%	0.3%	6.2%
Leasing Concessions	(0.4%)	(0.1%)	(0.2%)
Vacancy gain (loss)	0.0%	0.1%	(0.5%)
Bad Debt, Net (1)	0.4%	(0.1%)	(0.4%)
Other (2)	0.5%	0.1%	0.6%
Same Store Residential Revenues- current period	4.0%	0.3%	5.7%

(1)
Change in rental income due to bad debt write-offs and reserves, net of amounts (including governmental rental assistance payments) collected on previously written-off or reserved accounts. The comparable full year 2023 period change in Bad Debt, Net was negatively impacted by the much higher governmental rental assistance received in 2022 versus 2023. See page 13 for more detail.
(2)
Includes ancillary income, utility recoveries, early lease termination income, miscellaneous income and other items.

See page 12 for detail and reconciliations of Same Store Residential Revenues on a GAAP basis to Same Store Residential Revenues with Leasing Concessions on a cash basis.

Residential Same Store Operating Statistics

The following table includes select operating metrics for Residential Same Store Properties (for 76,297 same store apartment units):

	January 2024 (1)	Q4 2023	Q3 2023
Physical Occupancy	96.2%	95.8%	96.0%
Percentage of Residents Renewing by quarter/month	61.0%	59.0%	54.0%

New Lease Change	(3.7%)	(4.5%)	0.5%
Renewal Rate Achieved	4.9%	5.1%	5.5%
Blended Rate	1.0%	0.8%	3.1%

(1)
January 2024 results are preliminary as of January 25th and reflect the 2024 annual same store set including 77,472 apartment units.

Investment Activity

The Company did not acquire any operating properties during the fourth quarter of 2023. During the full year of 2023, the Company has acquired four operating properties, consisting of 1,183 apartment units, for an aggregate purchase price of approximately $366.3 million at a weighted average Acquisition Cap Rate of 5.5%. The average age of the properties acquired in 2023 was approximately 1 year.

During the fourth quarter of 2023, the Company sold three properties located in our West Coast markets (San Francisco, Seattle and Los Angeles), consisting of 499 apartment units, for an aggregate sale price of approximately $184.5 million at a weighted average Disposition Yield of 5.8%, generating an Unlevered IRR of 14.4%. The average age of the properties sold in the fourth quarter of 2023 was approximately 40 years. During the full year of 2023, the Company sold 11 properties, consisting of 912 apartment units, for an aggregate sale price of approximately $379.9 million at a weighted average Disposition Yield of 5.5%, generating an Unlevered IRR of 11.4%. The average age of the properties sold in 2023 was approximately 30 years.

Subsequent to the end of the fourth quarter of 2023, the Company sold a property in each of the Boston and Orange County markets, consisting of a total of 404 apartment units, for an aggregate sale price of approximately $189.0 million at a weighted average Disposition Yield of 5.6%. The average age of the properties sold subsequent to the end of the fourth quarter of 2023 was approximately 41 years.

In 2023, the Company invested $282.8 million in Capital Expenditures to Real Estate for Same Store Properties. Approximately 40% of this spend was NOI-Enhancing. Of that amount, $79.3 million for 2,799 same store apartment units represented Renovation Expenditures with the remainder concentrated in sustainability and property-level technology spend. We expect a similar percentage of 2024 Capital Expenditures to Real Estate for Same Store Properties to be NOI-Enhancing.

Capital Markets Activity

During the fourth quarter of 2023, the Company repurchased and retired 864,386 of its common shares, at a weighted average purchase price of $56.79 per share, for an aggregate purchased amount of approximately $49.1 million. Following this repurchase activity, the Company’s Board of Trustees approved replenishing the Company’s share repurchase program authorization back to its original 13.0 million shares.

First Quarter 2024 Guidance

The Company has established guidance ranges for the first quarter of 2024 EPS, FFO per share and Normalized FFO per share as listed below:

Q1 2024 Guidance
EPS	$0.77 to $0.81
FFO per share	$0.87 to $0.91
Normalized FFO per share	$0.88 to $0.92

The difference between the fourth quarter of 2023 actual EPS of $0.82 and the first quarter of 2024 EPS guidance midpoint of $0.79 is due primarily to higher expected property sale gains and the items described below.

The difference between the fourth quarter of 2023 actual FFO of $1.00 per share and the first quarter of 2024 FFO guidance midpoint of $0.89 per share is due primarily to the items described below.

The difference between the fourth quarter of 2023 actual Normalized FFO of $1.00 per share and the first quarter of 2024 Normalized FFO guidance midpoint of $0.90 per share is due primarily to:

Expected Positive/(Negative) Impact
First Quarter 2024 vs. Fourth Quarter 2023
Residential same store NOI (1)	$(0.05)
2024 and 2023 transaction activity impact on NOI, net	(0.01)
Corporate overhead	(0.03)
Other items	(0.01)
Net	$(0.10)

(1)
Residential same store NOI impact is primarily driven by higher expected real estate taxes and utilities in the first quarter of 2024 versus the fourth quarter of 2023. This pattern of higher operating expenses is typical between the fourth quarter of the current year and the first quarter of the following year.

About Equity Residential

Equity Residential is committed to creating communities where people thrive. The Company, a member of the S&P 500, is focused on the acquisition, development and management of residential properties located in and around dynamic cities that attract affluent long-term renters. Equity Residential owns or has investments in 302 properties consisting of 80,191 apartment units, with an established presence in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California, and an expanding presence in Denver, Atlanta, Dallas/Ft. Worth and Austin. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, government regulations and competition. These and other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Wednesday, January 31, 2024 at 10:00 a.m. CT. Please visit the Investor section of the Company’s website at www.equityapartments.com for the webcast link.

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2023	2022	2023	2022
REVENUES
Rental income	$2,873,964	$2,735,180	$727,500	$699,703

EXPENSES
Property and maintenance	514,575	483,865	123,138	118,588
Real estate taxes and insurance	412,114	388,412	99,507	85,513
Property management	119,804	110,304	29,490	27,269
General and administrative	60,716	58,710	11,581	11,677
Depreciation	888,709	882,168	226,788	214,272
Total expenses	1,995,918	1,923,459	490,504	457,319

Net gain (loss) on sales of real estate properties	282,539	304,325	155,505	(21)

Operating income	1,160,585	1,116,046	392,501	242,363

Interest and other income	22,345	2,193	11,049	(2,651)
Other expenses	(29,419)	(13,664)	(8,902)	(4,473)
Interest:
Expense incurred, net	(269,556)	(282,920)	(68,674)	(65,827)
Amortization of deferred financing costs	(8,941)	(8,729)	(1,918)	(2,308)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	875,014	812,926	324,056	167,104
Income and other tax (expense) benefit	(1,148)	(900)	(256)	(175)
Income (loss) from investments in unconsolidated entities	(5,378)	(5,031)	(1,531)	(1,575)
Net income	868,488	806,995	322,269	165,354
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(26,710)	(26,310)	(9,536)	(5,286)
Partially Owned Properties	(6,340)	(3,774)	(1,041)	(1,048)
Net income attributable to controlling interests	835,438	776,911	311,692	159,020
Preferred distributions	(3,090)	(3,090)	(772)	(772)
Net income available to Common Shares	$832,348	$773,821	$310,920	$158,248

Earnings per share – basic:
Net income available to Common Shares	$2.20	$2.06	$0.82	$0.42
Weighted average Common Shares outstanding	378,773	376,209	379,247	377,689

Earnings per share – diluted:
Net income available to Common Shares	$2.20	$2.05	$0.82	$0.42
Weighted average Common Shares outstanding	390,897	389,450	390,787	390,245

Distributions declared per Common Share outstanding	$2.65	$2.50	$0.6625	$0.625

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share and Unit data)

(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2023	2022	2023	2022
Net income	$868,488	$806,995	$322,269	$165,354
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(6,340)	(3,774)	(1,041)	(1,048)
Preferred distributions	(3,090)	(3,090)	(772)	(772)
Net income available to Common Shares and Units	859,058	800,131	320,456	163,534

Adjustments:
Depreciation	888,709	882,168	226,788	214,272
Depreciation – Non-real estate additions	(4,268)	(4,306)	(977)	(1,117)
Depreciation – Partially Owned Properties	(2,130)	(2,640)	(531)	(543)
Depreciation – Unconsolidated Properties	2,860	2,898	939	1,001
Net (gain) loss on sales of unconsolidated entities - operating assets	—	(9)	—	—
Net (gain) loss on sales of real estate properties	(282,539)	(304,325)	(155,505)	21
Noncontrolling Interests share of gain (loss) on sales of real estate properties	2,336	—	—	—
FFO available to Common Shares and Units	1,464,026	1,373,917	391,170	377,168

Adjustments (see note for additional detail):
Write-off of pursuit costs	3,647	4,780	908	1,484
Debt extinguishment and preferred share redemption (gains) losses	1,143	4,664	—	348
Non-operating asset (gains) losses	(13,323)	2,368	(8,588)	3,542
Other miscellaneous items	21,588	(13,901)	6,757	(15,733)
Normalized FFO available to Common Shares and Units	$1,477,081	$1,371,828	$390,247	$366,809

FFO	$1,467,116	$1,377,007	$391,942	$377,940
Preferred distributions	(3,090)	(3,090)	(772)	(772)
FFO available to Common Shares and Units	$1,464,026	$1,373,917	$391,170	$377,168
FFO per share and Unit – basic	$3.75	$3.54	$1.00	$0.97
FFO per share and Unit – diluted	$3.75	$3.53	$1.00	$0.97

Normalized FFO	$1,480,171	$1,374,918	$391,019	$367,581
Preferred distributions	(3,090)	(3,090)	(772)	(772)
Normalized FFO available to Common Shares and Units	$1,477,081	$1,371,828	$390,247	$366,809
Normalized FFO per share and Unit – basic	$3.79	$3.54	$1.00	$0.94
Normalized FFO per share and Unit – diluted	$3.78	$3.52	$1.00	$0.94

Weighted average Common Shares and Units outstanding – basic	389,954	388,045	389,844	389,357
Weighted average Common Shares and Units outstanding – diluted	390,897	389,450	390,787	390,245

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	December 31,	December 31,
	2023	2022
ASSETS
Land	$5,581,876	$5,580,878
Depreciable property	22,938,426	22,334,369
Projects under development	78,036	112,940
Land held for development	114,300	60,567
Investment in real estate	28,712,638	28,088,754
Accumulated depreciation	(9,810,337)	(9,027,850)
Investment in real estate, net	18,902,301	19,060,904
Investments in unconsolidated entities[1]	282,049	279,024
Cash and cash equivalents	50,743	53,869
Restricted deposits	89,252	83,303
Right-of-use assets	457,266	462,956
Other assets	252,953	278,206
Total assets	$20,034,564	$20,218,262

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$1,632,902	$1,953,438
Notes, net	5,348,417	5,342,329
Line of credit and commercial paper	409,131	129,955
Accounts payable and accrued expenses	104,430	96,028
Accrued interest payable	65,716	66,310
Lease liabilities	311,640	308,748
Other liabilities	255,543	306,941
Security deposits	69,178	68,940
Distributions payable	259,231	244,621
Total liabilities	8,456,188	8,517,310

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	289,248	318,273
Equity:
Shareholders' equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 745,600 shares issued and outstanding as of December 31, 2023 and December 31, 2022	37,280	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 379,291,417 shares issued and outstanding as of December 31, 2023 and 378,429,708 shares issued and outstanding as of December 31, 2022	3,793	3,784
Paid in capital	9,601,866	9,476,085
Retained earnings	1,437,185	1,658,837
Accumulated other comprehensive income (loss)	5,704	(2,547)
Total shareholders’ equity	11,085,828	11,173,439
Noncontrolling Interests:
Operating Partnership	202,306	209,961
Partially Owned Properties	994	(721)
Total Noncontrolling Interests	203,300	209,240
Total equity	11,289,128	11,382,679
Total liabilities and equity	$20,034,564	$20,218,262

1 Includes $220.2 million and $218.0 million in unconsolidated development projects as of December 31, 2023 and December 31, 2022, respectively. See Development and Lease-Up Projects for additional detail on unconsolidated projects.

Equity Residential Portfolio Summary As of December 31, 2023

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate
Established Markets:
Los Angeles	58	14,732	17.1%	$2,929
Orange County	13	4,028	5.4%	2,873
San Diego	12	2,878	4.0%	3,108
Subtotal – Southern California	83	21,638	26.5%	2,942

Washington, D.C.	48	15,028	16.3%	3,303
San Francisco	43	11,667	15.4%	2,657
New York	34	8,536	14.1%	4,566
Boston	27	7,170	11.8%	3,574
Seattle	44	9,267	10.4%	2,561
Subtotal – Established Markets	279	73,306	94.5%	3,145

Expansion Markets:
Denver	9	2,792	2.8%	2,411
Atlanta	7	2,111	1.6%	2,169
Dallas/Ft. Worth	4	1,241	0.7%	1,935
Austin	3	741	0.4%	1,819
Subtotal – Expansion Markets	23	6,885	5.5%	2,188
Total	302	80,191	100.0%	$3,063

	Properties	Apartment Units
Wholly Owned Properties	288	77,131
Partially Owned Properties – Consolidated	14	3,060
	302	80,191

Note: Projects under development are not included in the Portfolio Summary until construction has been completed.

4th Quarter 2023 Earnings Release	9

Equity Residential

Portfolio Rollforward Q4 2023

($ in thousands)

	Properties	Apartment Units	Sales Price	Disposition Yield
9/30/2023	305	80,683
Dispositions:
Consolidated Rental Properties	(3)	(499)	$(184,493)	(5.8%)

Configuration Changes	—	7
12/31/2023	302	80,191

Portfolio Rollforward 2023

($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate
12/31/2022	308	79,597
Acquisitions:
Consolidated Rental Properties	2	577	$189,734	5.1%
Consolidated Rental Properties – Not Stabilized (1)	2	606	$176,600	5.9%

			Sales Price	Disposition Yield
Dispositions:
Consolidated Rental Properties	(11)	(912)	$(379,893)	(5.5%)

Completed Developments – Consolidated	1	312
Configuration Changes	—	11
12/31/2023	302	80,191

(1)
The Company acquired two properties in the Atlanta market during the year ended December 31, 2023 that are in lease-up and are expected to stabilize in their second year of ownership at the weighted average Acquisition Cap Rate listed above.

4th Quarter 2023 Earnings Release	10

Equity Residential

Fourth Quarter 2023 vs. Fourth Quarter 2022

Same Store Results/Statistics Including 77,676 Same Store Apartment Units

($ in thousands except for Average Rental Rate)

Fourth Quarter 2023								Fourth Quarter 2022
	Residential		% Change	Non- Residential	% Change	Total	% Change		Residential	Non- Residential	Total
Revenues	$685,836	(1)	4.0%	$25,920	(0.6%)	$711,756	3.9%	Revenues	$659,233	$26,084	$685,317
Expenses	$209,164		1.1%	$7,245	7.7%	$216,409	1.3%	Expenses	$206,885	$6,728	$213,613
NOI	$476,672		5.4%	$18,675	(3.5%)	$495,347	5.0%	NOI	$452,348	$19,356	$471,704

Average Rental Rate	$3,073		4.0%					Average Rental Rate	$2,954
Physical Occupancy	95.8%		0.0%					Physical Occupancy	95.8%
Turnover	9.4%		(0.1%)					Turnover	9.5%

Fourth Quarter 2023 vs. Third Quarter 2023

Same Store Results/Statistics Including 78,163 Same Store Apartment Units

($ in thousands except for Average Rental Rate)

Fourth Quarter 2023								Third Quarter 2023
	Residential		% Change	Non- Residential	% Change	Total	% Change		Residential	Non- Residential		Total
Revenues	$689,458	(1)	0.3%	$25,920	8.1%	$715,378	0.6%	Revenues	$687,259	$23,971	(2)	$711,230
Expenses	$210,167		(3.9%)	$7,268	5.2%	$217,435	(3.6%)	Expenses	$218,723	$6,906		$225,629
NOI	$479,291		2.3%	$18,652	9.3%	$497,943	2.5%	NOI	$468,536	$17,065		$485,601

Average Rental Rate	$3,071		0.5%					Average Rental Rate	$3,056
Physical Occupancy	95.8%		(0.2%)					Physical Occupancy	96.0%
Turnover	9.4%		(4.4%)					Turnover	13.8%

2023 vs. 2022

Same Store Results/Statistics Including 76,297 Same Store Apartment Units

($ in thousands except for Average Rental Rate)

2023									2022
	Residential		% Change	Non- Residential		% Change	Total	% Change		Residential	Non- Residential	Total
Revenues	$2,657,868	(1)	5.7%	$96,843	(2)	1.9%	$2,754,711	5.6%	Revenues	$2,514,711	$95,055	$2,609,766
Expenses	$846,546		4.1%	$26,902		8.9%	$873,448	4.3%	Expenses	$812,894	$24,708	$837,602
NOI	$1,811,322		6.4%	$69,941		(0.6%)	$1,881,263	6.2%	NOI	$1,701,817	$70,347	$1,772,164

Average Rental Rate	$3,029		6.2%						Average Rental Rate	$2,853
Physical Occupancy	95.9%		(0.4%)						Physical Occupancy	96.3%
Turnover	43.7%		0.1%						Turnover	43.6%

(1)
See page 12 for Same Store Residential Revenues with Leasing Concessions reflected on a cash basis. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.
(2)
Includes the negative impact from the non-cash write-off of approximately $1.5 million in straight-line receivables during the third quarter of 2023 due to the bankruptcy of Rite Aid.

4th Quarter 2023 Earnings Release	11

Equity Residential

Same Store Residential Revenues – GAAP to Cash Basis (1)

($ in thousands)

	Fourth Quarter 2023 vs. Fourth Quarter 2022		Fourth Quarter 2023 vs. Third Quarter 2023		2023 vs. 2022
	77,676 Same Store Apartment Units		78,163 Same Store Apartment Units		76,297 Same Store Apartment Units
	Q4 2023	Q4 2022	Q4 2023	Q3 2023	2023	2022
Same Store Residential Revenues (GAAP Basis)	$685,836	$659,233	$689,458	$687,259	$2,657,868	$2,514,711
Leasing Concessions amortized	4,531	2,153	4,822	4,100	12,803	8,711
Leasing Concessions granted (2)	(5,074)	(2,915)	(5,399)	(5,427)	(17,750)	(6,285)
Same Store Residential Revenues with Leasing Concessions on a cash basis	$685,293	$658,471	$688,881	$685,932	$2,652,921	$2,517,137

% change - GAAP revenue	4.0%		0.3%		5.7%

% change - cash revenue	4.1%		0.4%		5.4%

(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.
(2)
Concession usage is primarily concentrated in San Francisco and Seattle.

Same Store Net Operating Income By Quarter

Including 76,297 Same Store Apartment Units

($ in thousands)

	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
Same store revenues	$696,250	$693,230	$688,481	$676,750	$671,116
Same store expenses	212,250	219,850	215,983	225,365	209,407
Same store NOI (includes Residential and Non-Residential)	$484,000	$473,380	$472,498	$451,385	$461,709

4th Quarter 2023 Earnings Release	12

Equity Residential

Same Store Resident/Tenant Accounts Receivable Balances

Including 76,297 Same Store Apartment Units

($ in thousands)

	Residential			Non-Residential
Balance Sheet (Other assets):	December 31, 2023		September 30, 2023	December 31, 2023	September 30, 2023
Resident/tenant accounts receivable balances	$20,910		$24,674	$2,822	$2,714
Allowance for doubtful accounts	(15,419)		(19,462)	(1,849)	(1,703)
Net receivable balances	$5,491		$5,212	$973	$1,011

Straight-line receivable balances	$7,944	(1)	$7,423	$11,810	$11,800	(2)

(1)
Total same store Residential Leasing Concessions granted in the fourth quarter of 2023 were approximately $5.0 million. The straight-line receivable balance of $7.9 million reflects Residential Leasing Concessions that the Company expects will be primarily recognized as a reduction of rental revenues in 2024.
(2)
During the third quarter of 2023, the Company recorded a non-cash write-off of approximately $1.5 million in straight-line receivables due to the bankruptcy of Rite Aid.

Same Store Residential Bad Debt

Including 76,297 Same Store Apartment Units

($ in thousands)

Income Statement (Rental income):	Q4 2023	Q3 2023	Q4 2022	2023	2022
Bad debts before governmental rental assistance	$9,341	$8,940	$13,574	$39,591	$58,785
Governmental rental assistance received	(368)	(406)	(2,275)	(2,587)	(32,699)
Bad Debt, Net	$8,973	$8,534	$11,299	$37,004	$26,086

Bad Debt, Net as a % of Same Store Residential Revenues	1.3%	1.3%	1.7%	1.4%	1.0%

4th Quarter 2023 Earnings Release	13

Equity Residential Fourth Quarter 2023 vs. Fourth Quarter 2022 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q4 2023 % of Actual NOI	Q4 2023 Average Rental Rate	Q4 2023 Weighted Average Physical Occupancy %	Q4 2023 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,135	17.3%	$2,909	95.1%	10.9%	5.2%	6.9%	4.5%	6.0%	(0.7%)	0.8%
Orange County	4,028	5.5%	2,873	96.3%	8.7%	6.5%	4.5%	7.0%	7.0%	(0.4%)	0.0%
San Diego	2,878	4.2%	3,108	95.3%	11.3%	6.6%	2.8%	7.8%	7.4%	(0.7%)	2.5%
Subtotal – Southern California	21,041	27.0%	2,929	95.3%	10.6%	5.6%	6.1%	5.5%	6.4%	(0.7%)	0.9%

Washington, D.C.	14,716	16.6%	2,654	97.0%	8.2%	5.3%	(0.2%)	7.9%	4.9%	0.5%	(1.1%)
San Francisco	11,245	15.8%	3,307	95.4%	10.6%	2.1%	1.2%	2.4%	2.3%	(0.2%)	1.1%
New York	8,536	14.3%	4,566	96.6%	6.9%	4.2%	0.2%	7.1%	4.3%	(0.1%)	(0.7%)
Boston	7,170	11.1%	3,574	95.8%	8.6%	5.8%	3.8%	6.6%	6.0%	(0.1%)	0.2%
Seattle	9,266	10.2%	2,561	95.3%	8.2%	(0.4%)	0.5%	(0.8%)	(0.8%)	0.4%	(1.7%)
Denver	2,505	2.5%	2,417	96.0%	11.5%	1.8%	4.8%	0.6%	2.2%	(0.1%)	(0.5%)
Other Expansion Markets	3,197	2.5%	1,996	95.0%	13.0%	3.6%	(23.3%)	27.6%	1.0%	2.2%	0.0%

Total	77,676	100.0%	$3,073	95.8%	9.4%	4.0%	1.1%	5.4%	4.0%	0.0%	(0.1%)

Note: The above table reflects Residential same store results only. Residential operations account for approximately 96.4% of total revenues for the year ended December 31, 2023.

4th Quarter 2023 Earnings Release	14

Equity Residential Fourth Quarter 2023 vs. Third Quarter 2023 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q4 2023 % of Actual NOI	Q4 2023 Average Rental Rate	Q4 2023 Weighted Average Physical Occupancy %	Q4 2023 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,135	17.1%	$2,909	95.1%	10.9%	(0.3%)	(2.6%)	0.8%	0.4%	(0.6%)	(1.4%)
Orange County	4,028	5.5%	2,873	96.3%	8.7%	1.2%	(4.2%)	2.7%	1.7%	(0.4%)	(2.2%)
San Diego	2,878	4.2%	3,108	95.3%	11.3%	1.4%	(3.3%)	2.9%	1.5%	0.0%	(1.2%)
Subtotal – Southern California	21,041	26.8%	2,929	95.3%	10.6%	0.3%	(2.9%)	1.5%	0.8%	(0.6%)	(1.4%)

Washington, D.C.	14,716	16.5%	2,654	97.0%	8.2%	0.6%	(4.4%)	2.9%	0.4%	0.2%	(6.2%)
San Francisco	11,445	15.9%	3,302	95.3%	10.9%	(0.4%)	(2.7%)	0.7%	(0.2%)	(0.2%)	(2.2%)
New York	8,536	14.2%	4,566	96.6%	6.9%	0.8%	(3.7%)	4.0%	0.8%	0.1%	(5.8%)
Boston	7,170	11.0%	3,574	95.8%	8.6%	1.1%	1.3%	1.1%	1.4%	(0.3%)	(7.4%)
Seattle	9,266	10.2%	2,561	95.3%	8.2%	(0.4%)	(7.4%)	2.5%	(0.6%)	0.1%	(6.1%)
Denver	2,792	2.9%	2,411	96.0%	11.8%	(0.3%)	(4.0%)	1.2%	0.4%	(0.5%)	(6.4%)
Other Expansion Markets	3,197	2.5%	1,996	95.0%	13.0%	0.5%	(18.8%)	15.2%	0.1%	0.4%	(5.0%)

Total	78,163	100.0%	$3,071	95.8%	9.4%	0.3%	(3.9%)	2.3%	0.5%	(0.2%)	(4.4%)

Note: The above table reflects Residential same store results only. Residential operations account for approximately 96.4% of total revenues for the year ended December 31, 2023.

4th Quarter 2023 Earnings Release	15

Equity Residential 2023 vs. 2022 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year
Markets/Metro Areas	Apartment Units	2023 % of Actual NOI	2023 Average Rental Rate	2023 Weighted Average Physical Occupancy %	2023 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,135	17.6%	$2,861	95.3%	44.5%	3.7%	(1)	8.5%	1.7%	5.1%	(1.3%)	5.8%
Orange County	4,028	5.6%	2,801	96.3%	37.4%	6.3%		8.3%	5.7%	7.1%	(0.7%)	2.9%
San Diego	2,706	4.0%	2,993	95.4%	42.3%	6.9%		5.6%	7.2%	8.2%	(1.3%)	4.2%
Subtotal – Southern California	20,869	27.2%	2,867	95.5%	42.9%	4.6%		8.1%	3.3%	5.9%	(1.2%)	5.1%

San Francisco	11,245	16.4%	3,290	95.6%	44.1%	3.6%		4.2%	3.3%	4.2%	(0.6%)	2.4%
Washington, D.C.	14,400	16.3%	2,597	96.8%	40.5%	6.0%		1.4%	8.3%	5.9%	0.0%	(2.6%)
New York	8,536	14.4%	4,504	96.8%	37.2%	10.5%		2.8%	16.7%	10.7%	(0.1%)	(5.2%)
Seattle	9,266	10.8%	2,579	95.2%	48.0%	3.0%		3.3%	2.9%	2.9%	0.1%	(3.6%)
Boston	6,700	10.3%	3,422	96.0%	43.9%	7.1%		3.5%	8.7%	7.4%	(0.1%)	(1.5%)
Denver	2,505	2.7%	2,404	96.3%	58.1%	4.6%		8.2%	3.2%	4.6%	0.0%	(2.2%)
Other Expansion Markets	2,776	1.9%	1,987	94.7%	57.1%	4.7%		1.4%	7.4%	5.1%	(0.6%)	1.8%

Total	76,297	100.0%	$3,029	95.9%	43.7%	5.7%		4.1%	6.4%	6.2%	(0.4%)	0.1%

(1)
Excluding Bad Debt, Net, which includes the positive impact of governmental rental assistance in the year ended December 31, 2022, same store revenue growth would have been 5.3%.

Note: The above table reflects Residential same store results only. Residential operations account for approximately 96.4% of total revenues for the year ended December 31, 2023.

4th Quarter 2023 Earnings Release	16

Equity Residential

Same Store Residential Net Effective Lease Pricing Statistics

For 76,297 Same Store Apartment Units

	New Lease Change (1)		Renewal Rate Achieved (1)		Blended Rate (1)
Markets/Metro Areas	Q4 2023	Q3 2023	Q4 2023	Q3 2023	Q4 2023	Q3 2023
Southern California	(3.0%)	2.0%	5.2%	6.5%	1.3%	4.2%
San Francisco	(9.4%)	(3.9%)	4.1%	4.4%	(3.1%)	0.0%
Washington, D.C.	0.8%	4.3%	6.1%	6.7%	3.9%	5.5%
New York	(2.2%)	1.5%	4.5%	5.3%	2.2%	3.7%
Seattle	(8.4%)	(4.4%)	5.7%	2.5%	(1.4%)	(0.9%)
Boston	(1.2%)	3.7%	5.3%	6.1%	2.7%	5.0%
Denver	(5.0%)	0.1%	4.7%	5.3%	(0.3%)	2.4%
Other Expansion Markets	(12.5%)	(8.5%)	4.4%	3.4%	(5.5%)	(3.8%)
Total	(4.5%)	0.5%	5.1%	5.5%	0.8%	3.1%

(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for definitions. See page 4 for January 2024 preliminary data.

4th Quarter 2023 Earnings Release	17

Equity Residential

Fourth Quarter 2023 vs. Fourth Quarter 2022

Total Same Store Operating Expenses Including 77,676 Same Store Apartment Units

($ in thousands)

	Q4 2023	Q4 2022	$ Change (1)	% Change	% of Q4 2023 Operating Expenses
Real estate taxes	$89,064	$89,248	$(184)	(0.2%)	41.2%
On-site payroll	42,352	41,696	656	1.6%	19.6%
Utilities	34,709	34,672	37	0.1%	16.0%
Repairs and maintenance	27,336	27,008	328	1.2%	12.6%
Insurance	8,371	7,377	994	13.5%	3.9%
Leasing and advertising	2,674	2,673	1	0.0%	1.2%
Other on-site operating expenses	11,903	10,939	964	8.8%	5.5%
Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$216,409	$213,613	$2,796	1.3%	100.0%

2023 vs. 2022

Total Same Store Operating Expenses Including 76,297 Same Store Apartment Units

($ in thousands)

	2023	2022	$ Change (1)	% Change	% of 2023 Operating Expenses
Real estate taxes	$356,679	$350,928	$5,751	1.6%	40.8%
On-site payroll	169,280	161,297	7,983	4.9%	19.4%
Utilities	136,982	133,579	3,403	2.5%	15.7%
Repairs and maintenance	117,559	107,702	9,857	9.2%	13.4%
Insurance	33,063	28,999	4,064	14.0%	3.8%
Leasing and advertising	10,194	10,400	(206)	(2.0%)	1.2%
Other on-site operating expenses	49,691	44,697	4,994	11.2%	5.7%
Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$873,448	$837,602	$35,846	4.3%	100.0%

(1)
The year-over-year changes were primarily driven by the following factors:

Real estate taxes – Increase due to modest escalation in rates and assessed values.

On-site payroll – Increase due primarily to fewer staffing vacancies compared to the same periods of 2022 and elevated employee benefit costs, partially offset by the impact of innovation initiatives.

Utilities – Increase primarily driven by higher water, sewer and trash expense.

Repairs and maintenance – Increase was impacted by increased outsourcing due to higher internal staffing utilization to address issues from California rain storms that occurred earlier in 2023.

Insurance – Increase due to higher premiums on property insurance renewal due to challenging conditions in the insurance market.

Other on-site operating expenses – Increase primarily driven by higher property-related legal expenses.

(2)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

4th Quarter 2023 Earnings Release	18

Equity Residential

Debt Summary as of December 31, 2023

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)
Secured	$1,632,902	22.1%	3.68%	7.9
Unsecured	5,757,548	77.9%	3.61%	8.2
Total	$7,390,450	100.0%	3.63%	8.1
Fixed Rate Debt:
Secured – Conventional	$1,398,598	18.9%	3.60%	7.4
Unsecured – Public	5,348,417	72.4%	3.51%	8.8
Fixed Rate Debt	6,747,015	91.3%	3.53%	8.5
Floating Rate Debt:
Secured – Conventional	—	—	7.18%	—
Secured – Tax Exempt	234,304	3.2%	3.53%	10.6
Unsecured – Revolving Credit Facility	—	—	—	3.8
Unsecured – Commercial Paper Program (2)	409,131	5.5%	5.47%	—
Floating Rate Debt	643,435	8.7%	4.79%	4.0
Total	$7,390,450	100.0%	3.63%	8.1
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
At December 31, 2023, the weighted average maturity of commercial paper outstanding was 14 days. The weighted average amount outstanding for the year ended December 31, 2023 was approximately $276.0 million.

Note: The Company capitalized interest of approximately $12.3 million and $7.1 million during the years ended December 31, 2023 and 2022, respectively. The Company capitalized interest of approximately $2.7 million and $2.9 million during the quarters ended December 31, 2023 and 2022, respectively.

4th Quarter 2023 Earnings Release	19

Equity Residential

Debt Maturity Schedule as of December 31, 2023

($ in thousands)

Year	Fixed Rate	Floating Rate		Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)
2024	$—	$416,200	(2)	$416,200	5.6%	N/A	5.63%
2025	450,000	8,100		458,100	6.1%	3.38%	3.38%
2026	592,025	9,000		601,025	8.0%	3.58%	3.59%
2027	400,000	9,800		409,800	5.5%	3.25%	3.26%
2028	900,000	10,700		910,700	12.2%	3.79%	3.79%
2029	888,120	11,500		899,620	12.1%	3.30%	3.31%
2030	1,148,462	12,700		1,161,162	15.6%	2.53%	2.55%
2031	528,500	39,800		568,300	7.6%	1.94%	2.09%
2032	—	28,000		28,000	0.4%	N/A	3.82%
2033	550,000	2,300		552,300	7.4%	5.22%	5.21%
2034+	1,350,850	108,600		1,459,450	19.5%	4.39%	4.25%
Subtotal	6,807,957	656,700		7,464,657	100.0%	3.53%	3.64%
Deferred Financing Costs and Unamortized (Discount)	(60,942)	(13,265)		(74,207)	N/A	N/A	N/A
Total	$6,747,015	$643,435		$7,390,450	100.0%	3.53%	3.64%
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
Includes $410.0 million in principal outstanding on the Company's Commercial Paper Program.

4th Quarter 2023 Earnings Release	20

Equity Residential

Selected Unsecured Public Debt Covenants

	December 31,	September 30,
	2023	2023
Debt to Adjusted Total Assets (not to exceed 60%)	26.5%	26.9%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	6.7%	6.7%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	6.19	6.08

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	510.7%	502.3%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities. Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	December 31,	September 30,
	2023	2023
Total debt to Normalized EBITDAre	4.17x	4.28x

Net debt to Normalized EBITDAre	4.12x	4.24x

Unencumbered NOI as a % of total NOI	89.8%	89.8%

Note: See Normalized EBITDAre Reconciliations for detail.

4th Quarter 2023 Earnings Release	21

Equity Residential

Capital Structure as of December 31, 2023

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$1,632,902	22.1%
Unsecured Debt			5,757,548	77.9%
Total Debt			7,390,450	100.0%	23.6%
Common Shares (includes Restricted Shares)	379,291,417	97.0%
Units (includes OP Units and Restricted Units)	11,581,306	3.0%
Total Shares and Units	390,872,723	100.0%
Common Share Price at December 31, 2023	$61.16
			23,905,776	99.8%
Perpetual Preferred Equity (see below)			37,280	0.2%
Total Equity			23,943,056	100.0%	76.4%

Total Market Capitalization			$31,333,506		100.0%

Perpetual Preferred Equity as of December 31, 2023

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	745,600	$37,280	$4.145	$3,091

4th Quarter 2023 Earnings Release	22

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	2023	2022	Q4 2023	Q4 2022
Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	378,773,303	376,209,084	379,247,194	377,688,991
Shares issuable from assumed conversion/vesting of:
- OP Units	11,180,536	11,836,257	10,596,465	11,668,107
- long-term compensation shares/units	942,712	1,401,485	942,942	887,549
- ATM forward sales	—	3,092	—	—
Total Common Shares and Units - diluted	390,896,551	389,449,918	390,786,601	390,244,647

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	378,773,303	376,209,084	379,247,194	377,688,991
OP Units - basic	11,180,536	11,836,257	10,596,465	11,668,107
Total Common Shares and OP Units - basic	389,953,839	388,045,341	389,843,659	389,357,098
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	942,712	1,401,485	942,942	887,549
- ATM forward sales	—	3,092	—	—
Total Common Shares and Units - diluted	390,896,551	389,449,918	390,786,601	390,244,647

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	379,291,417	378,429,708
Units (includes OP Units and Restricted Units)	11,581,306	12,429,737
Total Shares and Units	390,872,723	390,859,445

4th Quarter 2023 Earnings Release	23

Equity Residential Development and Lease-Up Projects as of December 31, 2023 (Amounts in thousands except for project and apartment unit amounts)

								Estimated/Actual
Projects	Location	Ownership Percentage	No. of Apartment Units	Total Budgeted Capital Cost	Total Book Value to Date	Total Debt (1)	Percentage Completed	Start Date	Initial Occupancy	Completion Date	Stabilization Date	Percentage Leased / Occupied
CONSOLIDATED:
Projects Under Development:
Laguna Clara II	Santa Clara, CA	100%	225	$152,621	$78,036	$—	53%	Q2 2022	Q4 2024	Q1 2025	Q4 2025	– / –
Projects Under Development - Consolidated			225	152,621	78,036	—

Projects Completed Not Stabilized:
Reverb (fka 9th and W) (2)	Washington, D.C.	92%	312	108,027	104,651	—	100%	Q3 2021	Q2 2023	Q2 2023	Q3 2024	82% / 79%
Projects Completed Not Stabilized - Consolidated			312	108,027	104,651	—

UNCONSOLIDATED:
Projects Under Development:
Alloy Sunnyside (3)	Denver, CO	80%	209	70,004	62,071	27,304	94%	Q3 2021	Q2 2024	Q2 2024	Q1 2025	– / –
Alexan Harrison (3)	Harrison, NY	62%	450	200,664	175,135	77,058	92%	Q3 2021	Q1 2024	Q4 2024	Q2 2026	– / –
Solana Beeler Park (3)	Denver, CO	90%	270	85,206	56,178	22,858	64%	Q4 2021	Q2 2024	Q3 2024	Q1 2025	– / –
Remy (Toll) (3)	Frisco, TX	75%	357	98,937	77,170	31,494	80%	Q1 2022	Q1 2024	Q4 2024	Q3 2025	– / –
Sadie (fka Settler) (Toll) (3)	Fort Worth, TX	75%	362	82,775	55,522	14,944	69%	Q2 2022	Q2 2024	Q3 2024	Q3 2025	– / –
Lyle (Toll) (2)	Dallas, TX	75%	334	86,332	52,914	21,962	66%	Q3 2022	Q2 2024	Q3 2024	Q1 2026	– / –
Projects Under Development - Unconsolidated			1,982	623,918	478,990	195,620

Total Development Projects - Consolidated			537	260,648	182,687	—
Total Development Projects - Unconsolidated			1,982	623,918	478,990	195,620
Total Development Projects			2,519	$884,566	$661,677	$195,620

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS	Total Budgeted Capital Cost	Q4 2023 NOI
Projects Under Development - Consolidated	$152,621	$—
Projects Completed Not Stabilized - Consolidated	108,027	741
Projects Under Development - Unconsolidated	623,918	(108)
	$884,566	$633

(1)
Except for Reverb where the Company paid off the third party construction loan in the third quarter of 2023, all non-wholly owned projects are being partially funded with project-specific construction loans. None of these loans are recourse to the Company.
(2)
The land parcels under these projects are subject to long-term ground leases.
(3)
The Total Budgeted Capital Cost on these projects increased by an aggregate of $13.0 million or 2.5% of initial budget primarily due to higher than budgeted interest incurred on construction loans.

4th Quarter 2023 Earnings Release	24

Equity Residential Capital Expenditures to Real Estate For the Year Ended December 31, 2023 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties		Non-Same Store Properties/Other		Total	Same Store Avg. Per Apartment Unit

Total Apartment Units	76,297		3,894		80,191

Building Improvements	$137,058		$11,907	(2)	$148,965	$1,796

Renovation Expenditures	79,291	(1)	22,863	(2)	102,154	1,039

Replacements	66,496		1,727		68,223	872

Capital Expenditures to Real Estate (3)	$282,845		$36,497		$319,342	$3,707

(1)
Renovation Expenditures on 2,799 same store apartment units for the year ended December 31, 2023 approximated $28,328 per apartment unit renovated.
(2)
Includes expenditures for two properties that have been removed from same store while undergoing major renovations requiring a significant number of apartment units to be vacated to accommodate the extensive planned improvements. The renovation at one property is expected to continue through the second quarter of 2024 with the other continuing into 2025.
(3)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

Note: Approximately 40% of the Company's 2023 Capital Expenditures to Real Estate for Same Store Properties were NOI-Enhancing, including the $79.3 million of Renovation Expenditures noted above, with the remainder concentrated in sustainability and property-level technology spend.

4th Quarter 2023 Earnings Release	25

Equity Residential
Normalized EBITDAre Reconciliations
(Amounts in thousands)

	Trailing Twelve Months		2023				2022
	December 31, 2023	September 30, 2023	Q4	Q3	Q2	Q1	Q4
Net income	$868,488	$711,573	$322,269	$181,286	$144,862	$220,071	$165,354
Interest expense incurred, net	269,556	266,709	68,674	68,891	65,590	66,401	65,827
Amortization of deferred financing costs	8,941	9,331	1,918	3,027	2,017	1,979	2,308
Amortization of above/below market lease intangibles	4,464	4,464	1,116	1,116	1,116	1,116	1,116
Depreciation	888,709	876,193	226,788	224,736	221,355	215,830	214,272
Income and other tax expense (benefit)	1,148	1,067	256	258	336	298	175
EBITDA	2,041,306	1,869,337	621,021	479,314	435,276	505,695	449,052

Net (gain) loss on sales of real estate properties	(282,539)	(127,013)	(155,505)	(26,912)	87	(100,209)	21
EBITDAre	1,758,767	1,742,324	465,516	452,402	435,363	405,486	449,073

Write-off of pursuit costs (other expenses)	3,647	4,223	908	746	661	1,332	1,484
(Income) loss from investments in unconsolidated entities - operations	5,378	5,422	1,531	1,242	1,223	1,382	1,575
Realized (gain) loss on investment securities (interest and other income)	(1,504)	1,714	7	(1,598)	—	87	3,225
Unrealized (gain) loss on investment securities (interest and other income)	(13,466)	(4,461)	(9,005)	(4,461)	—	—	—
Insurance/litigation settlement or reserve income (interest and other income)	(1,055)	(1,067)	—	(62)	(193)	(800)	(12)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	17,310	12,361	5,694	3,104	3,513	4,999	745
Advocacy contributions (other expenses)	2,142	527	1,665	150	320	7	50
Data transformation project (other expenses)	3,780	4,900	—	295	1,405	2,080	1,120
Real estate tax transaction adjustment (real estate taxes)	—	(18,072)	—	—	—	—	(18,072)
Other	(589)	449	(602)	1	6	6	436
Normalized EBITDAre	$1,774,410	$1,748,320	$465,714	$451,819	$442,298	$414,579	$439,624

Balance Sheet Items:	December 31, 2023	September 30, 2023
Total debt	$7,390,450	$7,479,257
Cash and cash equivalents	(50,743)	(39,250)
Mortgage principal reserves/sinking funds	(29,270)	(30,234)
Net debt	$7,310,437	$7,409,773

Note: EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities or the minority partner’s share of partially owned consolidated entities due to the immaterial size of the Company’s partially owned portfolio.

4th Quarter 2023 Earnings Release	26

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Year Ended December 31,			Quarter Ended December 31,
	2023	2022	Variance	2023	2022	Variance

Impairment – non-operating real estate assets	$—	$—	$—	$—	$—	$—

Write-off of pursuit costs (other expenses)	3,647	4,780	(1,133)	908	1,484	(576)

Write-off of unamortized deferred financing costs (interest expense)	1,143	717	426	—	348	(348)
Write-off of unamortized (premiums)/discounts/OCI (interest expense)	—	3,947	(3,947)	—	—	—
Debt extinguishment and preferred share redemption (gains) losses	1,143	4,664	(3,521)	—	348	(348)

(Income) loss from investments in unconsolidated entities ─ non-operating assets	1,647	1,204	443	410	317	93
Realized (gain) loss on investment securities (interest and other income)	(1,504)	1,164	(2,668)	7	3,225	(3,218)
Unrealized (gain) loss on investment securities (interest and other income)	(13,466)	—	(13,466)	(9,005)	—	(9,005)
Non-operating asset (gains) losses	(13,323)	2,368	(15,691)	(8,588)	3,542	(12,130)

Insurance/litigation settlement or reserve income (interest and other income)	(1,055)	(1,650)	595	—	(12)	12
Insurance/litigation/environmental settlement or reserve expense (other expenses)	17,310	1,495	15,815	5,694	745	4,949
Advocacy contributions (other expenses)	2,142	1,512	630	1,665	50	1,615
Data transformation project (other expenses)	3,780	1,120	2,660	—	1,120	(1,120)
Real estate tax transaction adjustment (real estate taxes)	—	(18,072)	18,072	—	(18,072)	18,072
Other	(589)	1,694	(2,283)	(602)	436	(1,038)
Other miscellaneous items	21,588	(13,901)	35,489	6,757	(15,733)	22,490

Adjustments from FFO to Normalized FFO	$13,055	$(2,089)	$15,144	$(923)	$(10,359)	$9,436

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

4th Quarter 2023 Earnings Release	27

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking. All guidance is given on a Normalized FFO basis. Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

	Q1 2024	Full Year 2024

2024 Normalized FFO Guidance (per share diluted)

Expected Normalized FFO Per Share	$0.88 to $0.92	$3.80 to $3.90

2024 Same Store Assumptions (includes Residential and Non-Residential)

Physical Occupancy		95.9%
Revenue change		2.0% to 3.0%
Expense change		3.5% to 4.5%
NOI change (1)		1.0% to 2.6%

2024 Transaction Assumptions

Consolidated rental acquisitions		$1.0B
Consolidated rental dispositions		$1.0B
Transaction Accretion (Dilution)		(25 basis points)

2024 Debt Assumptions

Weighted average debt outstanding		$7.27B to $7.47B
Interest expense, net (on a Normalized FFO basis)		$268.0M to $274.0M
Capitalized interest		$9.7M to $13.7M

2024 Capital Expenditures to Real Estate Assumptions for Same Store Properties (2)

Capital Expenditures to Real Estate for Same Store Properties		$295.0M
Capital Expenditures to Real Estate per Same Store Apartment Unit		$3,800

2024 Other Guidance Assumptions

Property management expense		$124.0M to $126.0M
General and administrative expense		$57.5M to $61.5M
Debt offerings		No amounts budgeted
Weighted average Common Shares and Units - Diluted		391.1M

(1)
Approximately 20 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.
(2)
Similar to 2023, the Company expects that approximately 40% of its Capital Expenditures to Real Estate for Same Store Properties will be NOI-Enhancing (primarily renovations, sustainability and property-level technology spend). During 2024, the Company expects to spend approximately $104.0 million for apartment unit Renovation Expenditures on approximately 3,250 same store apartment units at an average cost of approximately $32,000 per apartment unit renovated with the remainder of the NOI-Enhancing spend consisting of sustainability and property-level technology expenditures.

4th Quarter 2023 Earnings Release	28

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable. These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities. Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset. The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total Residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Bad Debt, Net – Change in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.

Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

Capital Expenditures to Real Estate:

Building Improvements – Includes roof replacement, paving, building mechanical equipment systems, exterior siding and painting, major landscaping, furniture, fixtures and equipment for amenities and common areas, vehicles and office and maintenance equipment.

NOI-Enhancing – Primarily includes Renovation Expenditures as well as sustainability and property-level technology expenditures that are intended to increase revenues or decrease expenses.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Replacements – Includes appliances, mechanical equipment, fixtures and flooring (including hardwood and carpeting).

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.0 billion under its Commercial Paper Program subject to market conditions. The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures October 26, 2027. The interest rate on advances under the facility will generally be SOFR plus a spread (currently 0.725%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%). Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating. In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.0 billion Commercial Paper Program along with certain other obligations. The following table presents the availability on the Company’s unsecured revolving credit facility:

December 31, 2023
Unsecured revolving credit facility commitment	$2,500,000
Commercial paper balance outstanding	(410,000)
Unsecured revolving credit facility balance outstanding	—
Other restricted amounts	(3,415)
Unsecured revolving credit facility availability	$2,086,585

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios. These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit. The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt. These covenants generally reflect our most restrictive financial covenants. The Company was in compliance with its unsecured debt covenants for all periods presented.

4th Quarter 2023 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset. The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $150-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset. The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP. Expected EPS is calculated on a basis consistent with actual EPS. Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items. Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations. The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation. The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property. The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

	Year Ended December 31, 2023	Quarter Ended December 31, 2023
Net Gain (Loss) on Sales of Real Estate Properties	$282,539	$155,505
Accumulated Depreciation Gain	(106,110)	(50,353)
Economic Gain (Loss)	$176,429	$105,152

Forecasted Embedded Growth – The positive or negative contribution to growth implied by annualizing total lease income anticipated for the last month of the current year (without regard to vacancy) compared to anticipated actual full year lease income for the current year (without regard to vacancy) and excluding the impact of Leasing Concessions and other income. This metric is a helpful data point in that it captures the impact of leases in existence at the end of the current year and their impact on rental income for the following year.

4th Quarter 2023 Earnings Release	30

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO" or "NFFO") – Normalized FFO begins with FFO and excludes:

•
the impact of any expenses relating to non-operating real estate asset impairment;
•
pursuit cost write-offs;
•
gains and losses from early debt extinguishment and preferred share redemptions;
•
gains and losses from non-operating assets; and
•
other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP. Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity. The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP. The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership". Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

4th Quarter 2023 Earnings Release	31

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations.

			Actual	Actual	Expected	Expected
	Actual 2023	Actual 2022	Q4 2023	Q4 2022	Q1 2024	2024
	Per Share	Per Share	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$2.20	$2.05	$0.82	$0.42	$0.77 to $0.81	$2.91 to $3.01
Depreciation expense	2.27	2.26	0.58	0.55	0.58	2.25
Net (gain) loss on sales	(0.72)	(0.78)	(0.40)	—	(0.48)	(1.42)
Impairment – operating real estate assets	—	—	—	—	—	—

FFO per share – Diluted	3.75	3.53	1.00	0.97	0.87 to 0.91	3.74 to 3.84

Impairment – non-operating real estate assets	—	—	—	—	—	—
Write-off of pursuit costs	0.01	0.01	—	—	—	0.01
Debt extinguishment and preferred share redemption (gains) losses	—	0.01	—	—	—	—
Non-operating asset (gains) losses	(0.03)	0.01	(0.02)	0.01	—	0.01
Other miscellaneous items	0.05	(0.04)	0.02	(0.04)	0.01	0.04

Normalized FFO per share – Diluted	$3.78	$3.52	$1.00	$0.94	$0.88 to $0.92	$3.80 to $3.90

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) for all of the current and comparable periods presented.

Leasing Concessions – Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties. NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance). The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties. NOI does not include an allocation of property management expenses either in the current or comparable periods. Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results (see Same Store Results):

	Year Ended December 31,		Quarter Ended December 31,
	2023	2022	2023	2022
Operating income	$1,160,585	$1,116,046	$392,501	$242,363
Adjustments:
Property management	119,804	110,304	29,490	27,269
General and administrative	60,716	58,710	11,581	11,677
Depreciation	888,709	882,168	226,788	214,272
Net (gain) loss on sales of real estate properties	(282,539)	(304,325)	(155,505)	21
Total NOI	$1,947,275	$1,862,903	$504,855	$495,602
Rental income:
Same store	$2,754,711	$2,609,766	$711,756	$685,317
Non-same store/other	119,253	125,414	15,744	14,386
Total rental income	2,873,964	2,735,180	727,500	699,703
Operating expenses:
Same store	873,448	837,602	216,409	213,613
Non-same store/other	53,241	34,675	6,236	(9,512)
Total operating expenses	926,689	872,277	222,645	204,101
NOI:
Same store	1,881,263	1,772,164	495,347	471,704
Non-same store/other	66,012	90,739	9,508	23,898
Total NOI	$1,947,275	$1,862,903	$504,855	$495,602

4th Quarter 2023 Earnings Release	32

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2022 and 2023, plus any properties in lease-up and not stabilized as of January 1, 2022.

Percentage of Residents Renewing – Leases renewed expressed as a percentage of total renewal offers extended during the reporting period.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Pricing Trend – Weighted average of 12-month base rent including amenity amount less Leasing Concessions on 12-month signed leases for the reporting period.

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Residential – Consists of multifamily apartment revenues and expenses.

Same Store Operating Expenses:

Insurance – Includes third-party insurance premiums, broker fees and other insurance-related procurement fees along with an allocation of estimated uninsured losses.

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2022, less properties subsequently sold. Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented.

Same Store Residential Revenues – Revenues from our Same Store Properties presented on a GAAP basis which reflects the impact of Leasing Concessions on a straight-line basis.

Same Store Residential Revenues with Leasing Concessions on a cash basis is presented in Same Store Results and is considered by the Company to be a supplemental measure to Same Store Residential Revenues in conformity with GAAP to help investors evaluate the impact of both current and historical Leasing Concessions on GAAP-based Same Store Residential Revenues and to more readily enable comparisons to revenue as reported by other companies. Same Store Residential Revenues with Leasing Concessions on a cash basis reflects the impact of Leasing Concessions used in the period and allows an investor to understand the historical trend in cash Leasing Concessions.

% of Stabilized Budgeted NOI – Represents original budgeted 2024 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

4th Quarter 2023 Earnings Release	33

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP. Amounts for partially owned consolidated and unconsolidated properties are presented at 100% of the project.

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt. The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade. However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Traffic – Consists of an expression of interest in an apartment by completing an in-person tour, self-guided tour or virtual tour that may result in an application to lease.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total Residential move-outs (including inter-property and intra-property transfers) divided by total Residential apartment units.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Unlevered Internal Rate of Return (“IRR”) – The Unlevered IRR on sold properties is the compound annual rate of return calculated by the Company based on the timing and amount of: (i) the gross purchase price of the property plus any direct acquisition costs incurred by the Company; (ii) total revenues earned during the Company’s ownership period; (iii) total direct property operating expenses (including real estate taxes and insurance) incurred during the Company’s ownership period; (iv) capital expenditures incurred during the Company’s ownership period; and (v) the gross sales price of the property net of selling costs.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s property management expense, general and administrative expense or interest expense (including loan assumption costs and other loan-related costs). Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance. Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, renovation, management and ultimate sale of a property, before the impact of Company overhead. The Unlevered IRR achieved on the properties as cited in this release should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties. The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of December 31, 2023. In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

Weighted Average Rates – Interest expense for each debt instrument for the year ended December 31, 2023 weighted by its average principal balance for the same period. Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments. In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

4th Quarter 2023 Earnings Release	34